Exhibit 99.1
KINDER MORGAN, INC. DECLARES QUARTERLY DIVIDEND OF
$0.31 PER SHARE - EXCEEDS ANNUAL BUDGET

HOUSTON, Jan. 18, 2012 – Kinder Morgan, Inc. (NYSE: KMI) today reported fourth quarter cash available to pay dividends of $243.1 million.  For the full year, KMI reported cash available to pay dividends of $835.3 million, exceeding its annual budget of $820 million.
The board of directors declared a quarterly dividend of $0.31 per share ($1.24 annualized), payable on Feb. 15, 2012, to shareholders of record as of Jan. 31, 2012.  This represents an increase of 7 percent from the declared dividend of $0.29 per share ($1.16 annualized) that was announced when KMI was taken public in February 2011.
Chairman and CEO Richard D. Kinder said, “KMI had a very good quarter and year, as we continue to benefit from the performance of our publicly traded limited partnership, Kinder Morgan Energy Partners (NYSE: KMP).  Approximately 98 percent of the distributions KMI currently receives are attributable to KMP, which continues to generate stable and incremental cash flow from its diversified assets in virtually all types of market conditions.”
For 2012, KMI expects to declare dividends of $1.35 per share – a 13 percent increase over its 2011 declared dividend of $1.20.  The 2011 per share amounts are presented as if KMI were publicly traded for all of 2011.  Note that while KMI previously presented dividends per share on a paid basis, they are now being presented on a declared basis to be consistent with KMP.  On a paid basis, KMI’s 2012 expected dividend per share would be $1.30, which is 12 percent above the 2011 budgeted amount.
The 2012 outlook for KMI does not include the impact of its pending acquisition of El Paso Corporation (NYSE: EP), which is expected to close in the second quarter of 2012.  The El Paso transaction is expected to be nicely accretive to KMI’s dividend.  The company previously announced that if the El Paso transaction were to close on Jan. 1, 2012, then KMI would expect to pay dividends per share of around $1.45 for 2012.
The growth of KMI is being driven by KMP, which expects to declare cash distributions of $4.98 per unit for 2012, an 8 percent increase over the $4.61 per unit it will distribute for 2011.  The 2012 projections for KMP and Kinder Morgan Management, LLC (NYSE: KMR) also do not include any impact from the proposed acquisition of El Paso by KMI.  Please refer to

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KMI – 4Q Earnings	Page 2

KMP’s fourth quarter earnings news release (also distributed today) for more detailed information on KMP and KMR.
The board of directors approved the 2012 Kinder Morgan budgets at the January board meeting and the budget will be discussed in detail at the company’s annual analyst meeting on Jan. 25, 2012, in Houston.  The meeting will begin at 8 a.m. CT and will be webcast live.
Kinder Morgan, Inc. (NYSE: KMI) is a leading pipeline transportation and energy storage company in North America.  It owns an interest in or operates more than 38,000 miles of pipelines and approximately 185 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in America, along with limited partner interest in KMP and Kinder Morgan Management, LLC (NYSE: KMR).  It also operates and owns a 20 percent interest in Natural Gas Pipeline Company of America.  Combined, KMI, KMP and KMR constitute the largest midstream energy entity in the United States with an enterprise value of approximately $65 billion.  For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter and full year earnings.

CONTACTS
Emily Mir	Mindy Mills Thornock
Media Relations	Investor Relations
(713) 369-8060	(713) 369-9490
www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measure of  cash available to pay dividends is presented in this news release. This non-GAAP financial measure should not be considered as an  alternative to a GAAP measure such as net income or any other GAAP measure of liquidity or financial performance. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides

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KMI – 4Q Earnings	Page 3

that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow, is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders). The economic substance behind our use of cash available to pay dividends is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and those set forth herein under the caption “Other News.”
# # #

Kinder Morgan, Inc. and Subsidiaries
Preliminary Cash Available to Pay Dividends
Including an Interim Capital Transaction
(Non-GAAP, Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
KMP distributions to us
From ownership of general partner interest (1) (5)	$309.9	$276.5	$1,188.4	$883.9
On KMP units owned by us (2)	25.1	24.2	99.3	93.7
On KMR shares owned by us (3)	16.1	14.3	61.7	54.2
Total KMP distributions to us	351.1	315.0	1,349.4	1,031.8
NGPL's cash available for distribution to us	10.6	-	30.3	34.7

Total cash generated	361.7	315.0	1,379.7	1,066.5
General and administrative expenses and sustaining capital expenditures	(2.5)	0.9	(10.2)	2.6
Interest expense	(5.6)	(5.0)	(166.3)	(158.0)

Cash available to pay dividends before cash taxes	353.6	310.9	1,203.2	911.1
Cash taxes (4)	(110.5)	(87.8)	(367.9)	(257.0)

Cash available to pay dividends (5)	$243.1	$223.1	$835.3	$654.1

Notes:

(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.16 and $4.58 per common unit paid in the three months and year ended December 31, 2011, respectively, and distributions of $1.11 and $4.32 per common unit paid in the three months and year ended December 31, 2010, respectively (versus the $1.16 and $4.61 per common unit declared for the three months and year ended December 31, 2011, respectively, and distributions of $1.13 and $4.40 per common unit declared in the three months and year ended December 31, 2010, respectively), (ii) 316.2 million and 298.2 million aggregate common units, Class B units and i-units outstanding as of January 31, 2011 and January 29, 2010, respectively, (iii) 318.9 million and 299.7 million aggregate common units, Class B units and i-units outstanding as of April 29, 2011 and April 30, 2010, respectively, (iv) 329.7 million and 309.3 million aggregate common units, Class B units and i-units outstanding as of July 29, 2011 and July 30, 2010, respectively, (v) 333.0 million and 312.9 million aggregate common units, Class B units and i-units outstanding as of October 31, 2011 and October 28, 2010, respectively and (vi) with respect to the 7.9 million common units issued during 2010 that were deemed by us to be issued in connection with financing a portion of the acquisition of KMP's initial 50% interest in the KinderHawk joint venture, we as general partner waived receipt of its related incentive distributions from the second quarter 2010 through 2011.

(2)	Based on 21.7 million KMP units owned by us multiplied by the KMP per unit distribution paid, as outlined in footnote (1) above.
(3)
Assumes that we sold approximately 243,000 and 942,000 Kinder Morgan Management, LLC (KMR) shares that we received as distributions in the three months and year ended December 31, 2011, respectively,  and approximately 230,000 and 909,000 KMR shares that we received as distributions in the three months and year ended December 31, 2010, respectively, at the price used to calculate the number of KMR shares received in the quarterly distributions. We did not sell any KMR shares in 2011 or 2010. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)	2010 amounts include approximately $61 million of tax benefits related to an interim capital transaction.
(5)
Includes $170 million pre-tax (approximately $109 million after-tax) negative impact in the third quarter of 2010 of a KMP distribution of cash from an interim capital transaction.  As a result of the distribution of cash from an interim capital transaction, the amount actually distributed to the general partner in the third quarter of 2010 was $170 million lower than it otherwise would have been had all the distributions been cash from operations.  Excluding the effect of the distribution of cash from an interim capital transaction, 2010 projected cash available to pay dividends was approximately $763 million for the year ended December 31.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Cash Available to Pay Dividends
Excluding an Interim Capital Transaction
(Non-GAAP, Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
KMP distributions to us
From ownership of general partner interest (1) (5)	$309.9	$276.5	$1,188.4	$1,053.9
On KMP units owned by us (2)	25.1	24.2	99.3	93.7
On KMR shares owned by us (3)	16.1	14.3	61.7	54.2
Total KMP distributions to us	351.1	315.0	1,349.4	1,201.8
NGPL's cash available for distribution to us	10.6	-	30.3	34.7

Total cash generated	361.7	315.0	1,379.7	1,236.5
General and administrative expenses and sustaining capital expenditures	(2.5)	0.9	(10.2)	2.6
Interest expense	(5.6)	(5.0)	(166.3)	(158.0)

Cash available to pay dividends before cash taxes	353.6	310.9	1,203.2	1,081.1
Cash taxes (4)	(110.5)	(87.8)	(367.9)	(318.2)

Cash available to pay dividends (5)	$243.1	$223.1	$835.3	$762.9

Notes:

(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.16 and $4.58 per common unit paid in the three months and year ended December 31, 2011, respectively, and distributions of $1.11 and $4.32 per common unit paid in the three months and year ended December 31, 2010, respectively (versus the $1.16 and $4.61 per common unit declared for the three months and year ended December 31, 2011, respectively, and distributions of $1.13 and $4.40 per common unit declared in the three months and year ended December 31, 2010, respectively), (ii) 316.2 million and 298.2 million aggregate common units, Class B units and i-units outstanding as of January 31, 2011 and January 29, 2010, respectively, (iii) 318.9 million and 299.7 million aggregate common units, Class B units and i-units outstanding as of April 29, 2011 and April 30, 2010, respectively, (iv) 329.7 million and 309.3 million aggregate common units, Class B units and i-units outstanding as of July 29, 2011 and July 30, 2010, respectively, (v) 333.0 million and 312.9 million aggregate common units, Class B units and i-units outstanding as of October 31, 2011 and October 28, 2010, respectively and (vi) with respect to the 7.9 million common units issued during 2010 that were deemed by us to be issued in connection with financing a portion of the acquisition of KMP's initial 50% interest in the KinderHawk joint venture, we as general partner waived receipt of its related incentive distributions from the second quarter 2010 through 2011.

(2)	Based on 21.7 million KMP units owned by us multiplied by the KMP per unit distribution paid, as outlined in footnote (1) above.
(3)
Assumes that we sold approximately 243,000 and 942,000 Kinder Morgan Management, LLC (KMR) shares that we received as distributions in the three months and year ended December 31, 2011, respectively,  and approximately 230,000 and 909,000 KMR shares that we received as distributions in the three months and year ended December 31, 2010, respectively, at the price used to calculate the number of KMR shares received in the quarterly distributions. We did not sell any KMR shares in 2011 or 2010. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)	2010 amounts exclude approximately $61 million of tax benefits related to an interim capital transaction.
(5)
Excludes $170 million pre-tax (approximately $109 million after-tax) negative impact in the third quarter of 2010 of a KMP distribution of cash from an interim capital transaction.  As a result of the distribution of cash from an interim capital transaction, the amount actually distributed to the general partner in the third quarter of 2010 was $170 million lower than it otherwise would have been had all the distributions been cash from operations.  Including the effect of the distribution of cash from an interim capital transaction, 2010 projected cash available to pay dividends was approximately $654 million for the year ended December 31.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues	$2,017.3	$1,953.9	$8,264.9	$8,190.6

Costs, expenses and other
Operating expenses	1,098.7	1,102.1	4,941.3	5,035.2
Depreciation, depletion and amortization	284.3	265.1	1,091.9	1,078.8
General and administrative	115.8	102.4	515.0	631.1
Taxes, other than income taxes	43.1	43.3	184.5	171.4
Other expense (income)	5.8	(8.8)	(6.5)	(6.6)
	1,547.7	1,504.1	6,726.2	6,909.9

Operating income	469.6	449.8	1,538.7	1,280.7

Other income (expense)
Earnings (loss) from equity investments	98.4	69.9	313.1	(186.2)
Amortization of excess cost of equity investments	(1.8)	(1.5)	(6.7)	(5.8)
Interest, net	(175.2)	(169.0)	(680.3)	(644.9)
Other, net	6.4	14.4	(149.8)	24.1

Income before income taxes	397.4	363.6	1,015.0	467.9

Income tax expense	(112.6)	(196.7)	(362.8)	(167.6)

Net income from continuing operations	284.8	166.9	652.2	300.3

Income (loss) from discontinued operations	8.3	(0.3)	7.8	(0.7)

Net income	293.1	166.6	660.0	299.6

Net income attributable to noncontrolling interests	(137.3)	(103.6)	(65.6)	(340.9)

Net income (loss) attributable to KMI	$155.8	$63.0	$594.4	$(41.3)

Basic Earnings per Common Share (1) (2) (3)
Class P Shares	$0.22		$0.74
Class A Shares	$0.20		$0.68

Basic Weighted average common shares outstanding
Class P Shares	136.0		118.0
Class A Shares	571.0		589.0

Diluted Earnings per Common Share (1) (2) (3)
Class P Shares	$0.22		$0.74
Class A Shares	$0.20		$0.68

Diluted Weighted average common shares outstanding
Class P Shares	708.1		707.6
Class A Shares	571.0		589.0

Declared dividend per share (4)	$0.31		$1.05

Notes:

(1)	Earnings per share not applicable to the three months and year ended December 31, 2010.
(2)	The Class A shares earnings per share as compared to the Class P shares earnings per share has been reduced by the dividend paid to the Class B on May 16, 2011, August 15, 2011 and November 15, 2011.
(3)	Basic and diluted earnings per common share include earnings per share from discontinued operations of $0.01 for the three months and year ended December 31, 2011.
(4)
Year ended December 31, 2011 dividend per share has been prorated for the portion of the first quarter Kinder Morgan, Inc. (KMI) was a public company ($0.14 per share).  If KMI had been a public company for the entire year, the year to date declared dividend would have been $1.20 per share ($0.29, $0.30, $0.30 and $0.31 per share for the first quarter, second, third and fourth quarter of 2011, respectively).

Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Cash Available to Pay Dividends to Income from Continuing Operations
Including an Interim Capital Transaction
(Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Income from continuing operations (1)	$284.8	$166.9	$652.2	$300.3
Depreciation, depletion and amortization (1)	284.3	265.1	1,091.9	1,078.8
Amortization of excess cost of investments (1)	1.8	1.5	6.7	5.8
Loss (income) from equity investments (1)	(98.4)	(69.9)	(313.1)	186.2
Distributions from equity investments	85.7	64.9	286.6	219.8
Distributions from equity investments in excess of cumulative earnings	51.3	36.6	236.3	224.5
KMP certain items (2)	13.5	12.9	493.0	189.2
KMI purchase accounting (3)	(1.2)	(4.3)	(9.2)	(33.8)
Going Private Transaction litigation settlement (4)	-	-	-	200.0
Interim capital transaction (5)	-	-	-	(166.6)
Difference between cash and book taxes	(3.2)	105.7	(32.4)	(99.0)
Difference between cash and book interest expense for KMI	35.6	35.5	(0.9)	(0.7)
Sustaining capital expenditures (6)	(71.9)	(59.0)	(212.7)	(180.8)
KMP declared distribution on its limited partner units owned by the public (7)	(349.1)	(318.0)	(1,356.5)	(1,210.8)
Other (8)	9.9	(14.8)	(6.6)	(58.8)

Cash available to pay dividends	$243.1	$223.1	$835.3	$654.1

Notes:

(1)	Consists of the corresponding line items in the preceding Preliminary Unaudited Consolidated Statement of Income.
(2)
Consists of items such as hedge ineffectiveness, legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset disposition expenses. Year 2011 includes  (i) $167 million non-cash loss on remeasurement of KMP's previously held equity interest in KinderHawk to fair value, (ii) $234 million increase to KMP's legal reserve attributable to rate case and other litigation involving KMP’s products pipelines on the West Coast and (iii) KMP's portion ($87 million) of a $100 million special bonus expense for non-senior employees, which KMP is required to recognize in accordance with U.S. generally accepted accounting principles.  However, KMP has no obligation, nor did it pay any amounts in respect to such bonuses. The cost of the $100 million special bonus to non-senior employees was not borne by our Class P shareholders. In May of 2011 we paid for the $100 million of special bonuses, which included the amounts allocated to KMP, using $64 million (after-tax) in  available earnings and profits reserved for this purpose and not paid in dividends to our Class A shareholders. KMP adds back these certain items in its calculation of distributable cash flows used to determine its distribution. For more information, see KMP's 4th Quarter 2011 Earnings Release furnished on Form 8-Kwith the SEC on January 18, 2012.

(3)	Consists of non-cash purchase accounting adjustments related to the Going Private Transaction primarily associated with non-cash income recognized from the revaluation of KMP’s crude hedges.
(4)	Year 2010 includes a $200 million (pre-tax) Going Private Transaction litigation settlement.
(5)
Year 2010 includes an interim capital transaction wherein a portion of KMP's partnership distributions for the second quarter of 2010 (which it paid in the third quarter of 2010) was a distribution of cash from an interim capital transaction rather than a distribution of cash from operations.  The difference between the $166.6 million pre-tax amount shown here and the $170 million pre-tax amount discussed elsewhere in this release is due to differences between the earnings impact and the cash impact of the interim capital transaction. The difference is reflected in the table in "Other."

(6)	We define sustaining capital expenditures as capital expenditures that do not expand the capacity of an asset.
(7)
Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(8)
Consists of items such as timing and other differences between earnings and cash (for example, a lag between when earnings are recognized and distributions are paid, including distributions to us by KMP), the elimination of any earnings from our formerly owned Power segment, KMP's cash flow in excess of its distributions and KMI certain items, which includes KMI's portion ($13 million) of the special bonus described in footnote (2) above for the year ended December 31, 2011.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheet
(Unaudited)
(In millions)

	December 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents - KMI (1)	$2	$373
Cash and cash equivalents - KMP (1)	409	129
Other current assets	1,252	1,285
Property, plant and equipment, net - KMI (1)	2,330	2,468
Property, plant and equipment, net - KMP (1)	15,596	14,603
Investments - KMI (1)	398	405
Investments - KMP (1)	3,346	3,886
Goodwill - KMI (1)	3,637	3,597
Goodwill - KMP (1)	1,437	1,234
Deferred charges and other assets	2,310	928
TOTAL ASSETS	$30,717	$28,908

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Short-term debt:
KMI (1) (2) (3)	$1,261	$751
KMP (1)	2,138	1,262
Other current liabilities	1,630	1,630
Long-term debt:
KMI (1) (4)	1,945	2,780
KMP (1)	10,660	10,277
Preferred interest in general partner of KMP	100	100
Value of interest rate swaps	1,151	656
Deferred income taxes	2,199	2,093
Other long-term liabilities	1,065	820
Total liabilities	22,149	20,369

Shareholders’ Equity
Accumulated other comprehensive loss	(115)	(137)
Other shareholders’ equity (5)	3,436	-
Other members’ equity (5)	-	3,576
Total KMI equity	3,321	3,439
Noncontrolling interests	5,247	5,100
Total shareholders’ equity	8,568	8,539
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,717	$28,908

KMI’s debt, net of its cash and cash equivalents (6)	$3,236	$3,196

Distributions received from KMP and other equity investees (7)	$1,369	$1,239

Debt to Distributions Received	2.4	2.6

Notes:

(1)
KMI amounts include its consolidated subsidiaries, excluding KMP. KMP amounts do not include allocations of purchase accounting adjustments associated with our 2007 Going Private Transaction.  These allocations have been applied to KMI's amounts so that KMP's amounts agree to its 4th Quarter 2011 Earnings Release furnished on Form 8-K with the SEC on January 18, 2012.

(2)
2011 amount includes $840.1 million of 6.5% senior notes that are due on September 1, 2012.  2010 amount includes $750.0 million of 5.35% senior notes paid on January 5, 2011 with cash on hand and KMI's bank facility.

(3)	Amounts include $1 million as of December 31, 2011 and December 31, 2010 for allocations of purchase accounting adjustments related to KMP as described in footnote (1) above.
(4)
Amounts include ($37) million and ($44) million as of December 31, 2011 and 2010, respectively, for allocations of purchase accounting adjustment. Amounts also include $4 million and $6 million as of December 31, 2011 and 2010, respectively, for allocations of purchase accounting adjustments related to KMP as described in footnote (1) above.

(5)	On February 10, 2011, we converted from a Delaware limited liability company to a Delaware corporation.

(6)
Amounts include only KMI's short-term and long-term debt, net of its cash and its cash equivalents and exclude allocation of purchase accounting adjustments described in footnotes (3) and (4) above and the preferred interest in general partner of KMP.

(7)
Distributions received from equity investees is shown net of KMI's G&A and sustaining capital expenditures over last 12 months.  Twelve months ended December 31, 2010 amount excludes the approximately $170 million impact of an interim capital transaction.